Exhibit 99.3

News Release
Corporate and Investor Contact:
Michael J. Stanton
Blackboard Inc.
+1 (202) 463-4860 ext. 2305
Blackboard Inc. Provides Initial FY 2006 Guidance and Reaffirmed Guidance for 2005
Washington, DC – October 12, 2005 – Blackboard Inc. (NASDAQ: BBBB), a leading provider of enterprise software and services to education institutions, today reaffirmed its financial guidance for the remainder of 2005 and provided initial full year guidance for 2006. The company’s guidance excludes any impact of its planned acquisition of WebCT, Inc., which was announced earlier today.
Outlook for the Third Quarter and Full Year of 2005
The following forward-looking statements regarding future financial performance are based on current expectations and actual results may differ materially. These statements do not reflect the potential impact of mergers, acquisitions or other business combinations that may be completed after the date of this release.
Blackboard expects that its effective tax rate will continue to be in the range of 4 to 7 percent through the end of 2005. Additionally, the Company’s guidance does not incorporate the impact of expensing stock-based compensation under FAS 123(R), which the Company will adopt beginning January 1, 2006.
Blackboard provides cash net income and cash net income per share in this press release as additional information regarding Blackboard’s operating results. These measures are not in accordance with, nor are they an alternative for, generally accepted accounting principles (GAAP) and may be different from cash net income and other non-GAAP measures used by other companies. Blackboard believes that this presentation of cash net income and cash net income per share provides useful information to investors regarding additional financial and business trends relating to Blackboard’s financial condition and results of operations.

For the third quarter of 2005 the Company reaffirms its prior guidance and expects:
•	Revenue of approximately $35.4 to $35.9 million;

•	Net income of approximately $6.2 to $6.5 million, resulting in diluted EPS of approximately $0.21 to $0.23 per share. This is based on an estimated 28.9 million diluted shares and a 4% effective tax rate for the quarter; and

•	Cash net income of approximately $6.2 to $6.6 million after adding back the tax adjusted amortization of intangibles of approximately $75,000, which would result in cash EPS of approximately $0.22 to $0.23 per share. This is based on an estimated 28.9 million diluted shares and an estimated 4% effective tax rate for the quarter.
The Company reaffirms its prior guidance for the full year of 2005 and expects:
•	Revenue of approximately $134.0 to $135.0 million;

•	Net income of approximately $24.0 to $24.6 million, resulting in diluted EPS of approximately $0.84 to $0.86 per share, which is based on an estimated 28.5 million diluted shares and a 4% effective tax rate for the full year; and

•	Cash net income of approximately $24.3 to $24.9 million after adding back the tax adjusted amortization of intangibles of approximately $300,000, which would result in cash EPS of approximately $0.85 to $0.87 per share based on an estimated 28.5 million diluted shares and an estimated 4% effective tax rate for the full year.
Initial Guidance for the Full Year of 2006
The Company’s full year 2006 guidance does not incorporate the impact of expensing stock-based compensation under FAS 123(R), which the Company will adopt beginning January 1, 2006 and assumes an effective tax rate of 35 to 38% for the full year 2006. The higher effective tax rate assumes Blackboard no longer maintains valuation allowances against the net operating losses even though the net operating losses will continue to provide cash tax benefits. If this assumption is incorrect our effective rate could be materially lower.
For the full year of 2006, we expect:
•	Revenue of approximately $155.0 to $159.0 million;

•	Operating margins of approximately 20%;

•	Net income of approximately $21.7.0 to $23.0 million, resulting in diluted EPS of approximately $0.73 to $0.77 per share, which is based on an estimated 29.7 million diluted shares and an effective tax rate of 38%; and

•	Cash net income of approximately $21.9 to $23.2 million after adding back the tax adjusted amortization of intangibles of approximately $200,000, which would result in cash EPS of approximately $0.74 to $0.78 per share based on an estimated 29.7 million diluted shares and an effective tax rate of 38%.

Planned Acquisition of WebCT, Inc.
Blackboard expects that its planned acquisition of WebCT, Inc. will close late this year or in early 2006. Assuming the merger closes by early 2006, Blackboard expects the transaction to be moderately accretive to cash earnings on a non-GAAP basis and dilutive on a GAAP basis for calendar year 2006, and significantly accretive to cash earnings on a non-GAAP basis and dilutive on a GAAP basis for calendar year 2007. Non-GAAP cash earnings exclude the impact of certain acquisition and integration costs, amortization of intangibles, stock-based compensation expense and the impact of purchase accounting adjustments.
Conference Call & Webcast
The Blackboard management team will host a financial analyst and investor conference call today at 5:00 p.m. EDT. The call can be accessed at (866) 578-5788 (U.S.) or (617) 213-8057 (International) and using the reference code 56789081. Interested parties can also access the webcast through the Investor Relations section of the Company’s Web site at http://investor.blackboard.com. Please access the Web site at least 15 minutes prior to the start of the call to register, download and install any necessary software.
For those unable to listen to the live conference call, a telephone replay will be available at (888) 286-8010 or (617) 801-6888 (reference code 18422925), through October 19, 2005.
About Blackboard
Blackboard is a leading provider of enterprise software and services to the education industry. The Company’s product line consists of five software applications bundled in two suites, the Blackboard Academic SuiteTM and the Blackboard Commerce Suite. Blackboard’s clients include colleges, universities, schools and other education providers, as well as textbook publishers and student-focused merchants that serve education providers and their students. Blackboard is headquartered in Washington, D.C., with offices and staff in North America, Europe and Asia.
Forward Looking Statements
Any statements in this press release about future expectations, plans and prospects for Blackboard and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, including statements about the expected impact of the acquisition on Blackboard’s earnings per share in future periods, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the timing and extent of regulatory review, the timing of the closing, the ability of Blackboard to integrate the business, operations and personnel of WebCT following the acquisition, and the ability of both companies to retain their existing customers and gain new customers before and after the closing of the acquisition. Other factors that could affect the results discussed in our forward-looking statements include those set forth in the “Risk Factors” section of our most recent 10-Q filed with the SEC. In addition, the forward-looking statements included in this press release represent the Company’s views as of October 12, 2005. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to October 12, 2005.
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